Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2016, in the Registration Statement (Form S-1 No. 333-225742) and related Prospectus of Cushman & Wakefield Limited for the registration of 100,000,000 shares of its common stock.

/s/ Ernst & Young LLP

New York, NY

July 12, 2018